UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Metals USA Holdings Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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METALS USA HOLDINGS CORP.

2400 E. COMMERCIAL BLVD., SUITE 905

FORT LAUDERDALE, FLORIDA 33308

NOTICE OF ANNUAL MEETING

TO BE HELD MAY 11, 2011

To the Stockholders of Metals USA Holdings Corp.:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Metals USA Holdings Corp., a Delaware corporation (the “Company”), to be held at 2400 E. Commercial Blvd., Suite 725, Fort Lauderdale, Florida 33308 on May 11, 2011, at 11:00 a.m., Eastern Time, for the following purposes:

1.	To elect two Class I directors to hold office for a three-year term ending at the 2014 Annual Meeting of Stockholders or until their successors are elected and qualified;

2.	To hold an advisory vote on executive compensation;

3.	To hold an advisory vote on the frequency of the advisory vote on executive compensation;

4.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

5.	To transact other business properly coming before the Annual Meeting of Stockholders.

Stockholders who owned common stock as of the close of business on the record date of March 28, 2011, are entitled to notice of, and to vote at, the Annual Meeting of Stockholders or any adjournment(s) or postponement(s) thereof. In order to have your shares represented at the meeting, you can vote your shares of common stock through any one of the following methods: (i) properly execute and return the enclosed proxy card; (ii) vote online; or (iii) vote by telephone. A list of the Company’s stockholders will be available for inspection at the office of the Company located at 2400 E. Commercial Blvd., Suite 905, Fort Lauderdale, Florida, at least 10 days prior to the Annual Meeting of Stockholders.

By Order of the Board of Directors

METALS USA HOLDINGS CORP.,

William A. Smith II

Senior Vice President, Chief Legal Officer

    and Secretary

April 4, 2011

Fort Lauderdale, Florida

PLEASE READ THIS ENTIRE PROXY STATEMENT CAREFULLY AND SUBMIT

YOUR PROXY BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD

OR PROVIDE YOUR VOTING INSTRUCTIONS BY TELEPHONE OR INTERNET.

METALS USA HOLDINGS CORP.

2400 E. COMMERCIAL BLVD., SUITE 905

FORT LAUDERDALE, FLORIDA 33308

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MAY 11, 2011

GENERAL INFORMATION

The Board of Directors (the “Board”) is soliciting your proxy for the 2011 Annual Meeting of Stockholders (the “Annual Meeting”). As a stockholder of Metals USA Holdings Corp., you have a right to vote on certain matters affecting the Company. This proxy statement discusses the proposals on which you are entitled to vote this year. Please read it carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.

In this proxy statement, we refer to Metals USA Holdings Corp., as “Metals USA Holdings” or the “Company.”

The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010, is being mailed with this proxy statement. The annual report on Form 10-K is not part of the proxy solicitation material.

The Board of Directors is sending proxy material to you and all other stockholders on or about April 6, 2011. The Board is asking for you to vote your shares by completing and returning the proxy card, or by voting by telephone or Internet.

Stockholders who owned common stock as of the close of business on March 28, 2011 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. At the close of business on March 28, 2011, there were 37,024,942 outstanding shares of common stock.

QUESTIONS AND ANSWERS

Q.	Who can vote at the Annual Meeting?

A.	Stockholders who owned shares of common stock as of the close of business on March 28, 2011, may attend and vote at the Annual Meeting. Each share of common stock is entitled to one vote. There were 37,024,942 shares of common stock outstanding on March 28, 2011.

Q.	Why am I receiving this proxy statement?

A.	This proxy statement describes proposals on which we would like you, as a stockholder, to vote. It also gives you information on these proposals, as well as other information, so that you can make an informed decision.

Q.	What is the proxy card?

A.	The proxy card enables you to vote whether or not you attend the meeting. Even if you plan to attend the meeting, we encourage you to complete and return your proxy card before the meeting date in case your plans change. By completing and returning the proxy card, you are authorizing the representatives of the Company named on your proxy card to vote your shares of common stock at the meeting, as you have instructed them on the proxy card.

If a proposal is properly presented for a vote at the meeting that is not on the proxy card, the representatives of the Company named on your proxy card will vote your shares in their discretion.

Q.	On what issues am I voting?

A.	We are asking you to vote on:

•	Proposal 1 — the election of two Class I directors from the two nominees named in this proxy statement.

•	Proposal 2 — an advisory vote approving executive compensation.

•	Proposal 3 — an advisory vote on the frequency of the advisory vote on executive compensation.

•	Proposal 4 — the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Q.	What is the difference between a record holder and a “street name” holder?

A.	If your shares of common stock are registered directly in your name, you are considered the holder of record with respect to those shares. If your shares of common stock are held in a brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the holder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using one of the methods described below.

Q.	How do I vote?

A.	If you are a record holder:

You may vote by mail: You may do this by completing and signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope.

If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

If you do not mark your voting instructions on the proxy card, your shares will be voted:

•	for the election of the two named nominees for director,

•	for the advisory vote approving executive compensation,

•	every three years for the proposal recommending the frequency of the advisory vote on executive compensation, and

•	for the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

You may vote by telephone: You may do this by calling toll-free 1-800-652-8683 on a touch-tone phone and following the instructions. You will need your proxy card available if you vote by telephone.

You may vote by Internet: You may do this by accessing www.investorvote.com/MUSA and following the instructions. You will need your proxy card available if you vote by Internet.

You may vote in person at the meeting: We will pass out written ballots to anyone who wants to vote at the meeting. However, if you hold your shares in street name, you must request a proxy from your stockbroker in order to vote at the meeting.

If you are a “street name” holder:

If you hold your shares of common stock in street name, you must vote your shares through the procedures prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or other nominee how to vote your shares. In many cases, you may be permitted to submit your voting instructions by Internet or telephone.

Q.	What does it mean if I receive more than one proxy card?

A.	It means that you have multiple accounts at the transfer agent or with brokerage firms. Please complete and return all proxy cards you may receive, or otherwise vote your shares by telephone or by Internet as described herein, to ensure that all of your shares are voted.

Q.	What if I change my mind after I vote?

A.	If you are a record holder, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by any of the following means:

•	signing or submitting another proxy as provided herein with a later date,

•

sending us a written notice of revocation, which must be received prior to the Annual Meeting at the following address: Corporate Secretary, Metals USA Holdings Corp., 2400 E. Commercial Blvd., Suite 905, Fort Lauderdale, Florida 33308, or

•	voting in person at the meeting.

If you are a street name holder, you may change your vote by complying with the procedures contained in the voting instructions provided to you by your broker, bank, trust or other nominee.

Q.	Will my shares be voted if I do not return my proxy card?

A.	If you are a record holder your shares will not be voted. If you are a street name holder, your brokerage firm, under certain circumstances, may vote your shares.

Brokerage firms have authority under the New York Stock Exchange (“NYSE”) rules to vote customers’ shares on certain “routine” matters if the customer has not provided the brokerage firm with voting instructions within a certain period of time before the meeting. A brokerage firm cannot vote customers’ unvoted shares on non-routine matters. Only Proposal Four is considered a routine matter under the NYSE rules.

Accordingly, if you do not instruct your brokerage firm how to vote your shares, your brokerage firm may not vote your shares on Proposals One, Two or Three. Likewise, your brokerage firm may either:

•	vote your shares on Proposal Four and other routine matters that are properly presented at the meeting, or

•	leave your shares unvoted as to Proposal Four and other routine matters that are properly presented at the meeting.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. When a brokerage firm does not vote a customer’s unvoted shares, these shares are counted to determine if a quorum exists; however, they are not treated as voting on a matter.

We encourage you to provide instructions to your brokerage firm by giving your proxy. This ensures your shares will be voted at the meeting.

Q.	How many shares must be present to hold the meeting?

A.	To hold the meeting and conduct business, a majority of the Company’s outstanding shares as of the close of business on March 28, 2011, must be present in person or represented by proxy at the meeting. This is called a quorum.

Shares are counted as present at the meeting if the stockholder either:

•	is present and votes in person at the meeting, or

•	has properly submitted a proxy card, or voted their shares by telephone or Internet.

Q.	What are my voting choices when voting on the election of directors?

A.	You may vote either “for” or “withhold” your vote for each nominee.

If you give your proxy without voting instructions, your shares will be counted as a vote for each nominee.

Q.	How many votes must the nominees have to be elected as directors?

A.	The two nominees receiving the highest number of votes “for” will be elected as directors.

Q.	What happens if a nominee is unable to stand for election?

A.	The Board may reduce the number of directors or select a substitute nominee. In the latter case, if you have completed and returned your proxy card or voted by telephone or Internet, the representatives of the Company named on your proxy card can vote your shares for a substitute nominee. They cannot vote for more than two nominees.

Q.	What are my voting choices when voting on the advisory vote approving executive compensation?

A.	You may vote either “for” or “against” the approval of the proposal, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for the proposal on executive compensation.

Q.	How many votes are needed to approve the advisory vote approving executive compensation?

A.	The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter is required to approve the proposal on executive compensation. The proposal is an advisory vote, which means that it is nonbinding on the Company. However, the Compensation Committee of the Board of Directors will take into account the outcome of the vote when considering future executive compensation decisions.

Q.	What are my voting choices when voting on the advisory vote on the frequency of the advisory vote on executive compensation?

A.	You may vote either “every year”, “every two years” or “every three years” for the frequency of the advisory vote on executive compensation, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted every three years for the proposal on the frequency of the advisory vote on executive compensation.

Q.	How many votes are needed to approve the proposal on the advisory vote on the frequency of the advisory vote on executive compensation?

A.	No voting standard is applicable to this advisory vote on the frequency of the advisory vote on executive compensation. However, the Board will consider the outcome of the vote when determining the frequency of future advisory votes on executive compensation.

Q.	What are my voting choices when voting on the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011?

A.	You may vote either “for” or “against” the ratification, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for the ratification.

Q.	How many votes are needed to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011?

A.	The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter is required to ratify the appointment of Deloitte & Touche LLP.

Q.	Is my vote kept confidential?

A.	Proxy cards, telephone and Internet voting reports, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed to the Company except as required by law.

Q.	Where do I find voting results of the meeting?

A.	We will publish the final results on Form 8-K after the Annual Meeting. We will file that report with the Securities and Exchange Commission (“SEC”), and you can get a copy by contacting our Corporate Secretary at (954) 202-4000 or the SEC at (202) 551-8090 for the location of its nearest public reference room. You can also get a copy on the Internet through the SEC’s website at www.sec.gov.

Q.	How can I review the Company’s annual report on Form 10-K?

A.	The Company’s annual report on Form 10-K, including the financial statements and the schedules thereto is being mailed to you together with this proxy statement. You may also view the Form 10-K, as well the Company’s other proxy materials, on the website listed below. Click on the Investor Information link on the website. You may also view the Form 10-K through the SEC’s website at www.sec.gov.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 11, 2011.

The Proxy Statement, the Company’s Annual Report on Form 10-K and other proxy materials are available at www.edocumentview.com/MUSA.

PROPOSAL 1—ELECTION OF CLASS I DIRECTORS

Nomination

The Company’s Certificate of Incorporation provides that the number of directors must be at least six but not more than 15, and must be divided into three classes as nearly equal in number as possible. The exact number of directors within that range is determined from time to time by the Board of Directors and currently consists of seven members. The term of each class is three years, and the term of one class expires each year in rotation.

Two Class I directors are to be elected at the 2011 Annual Meeting, to hold office until the 2014 Annual Meeting of Stockholders, or until their successors are elected and qualified. The remaining directors will continue to serve the terms consistent with their class, as noted below.

The Board has nominated Larry K. Powers and Mark A. Slaven to serve as Class I directors for terms of three years, expiring at the 2014 Annual Meeting of Stockholders, or until their successors are elected and qualified. Each of the nominees is currently a member of our Board of Directors.

Director Qualifications

We believe that the members of our Board of Directors should have a range of skills, experience, diversity, and expertise that enables them to provide sound guidance with respect to our business and operations. Each of our directors has an established record of professional accomplishment and particular experience, qualifications, attributes and skills that the Board of Directors considers important in determining that each director should be a member of our Board, as described below.

The composition of our Board is balanced among three independent directors, three directors affiliated with certain investment funds managed by affiliates of Apollo Management Holdings, L.P. (together with Apollo Global Management, LLC and its subsidiaries, “Apollo”), our largest stockholder, and our President and Chief Executive Officer. That balance, to which each of our directors contributes, is important to us for the following reasons:

•

As independent directors, each of Messrs. Baldwin, Powers and Slaven contributes an outside point of view that we value for providing multiple perspectives to the Board of Directors’ oversight and direction of our business and facilitating objectivity in the Board decision-making process.

•

Because of their affiliation with Apollo, each of Messrs. Press, Rashid and Michelini is particularly attuned to strategic, financial and other matters that may affect our stockholders’ investments in us.

•	Mr. Goncalves, as our President and Chief Executive Officer, brings his experience and in-depth knowledge of the Company and our industry, operations and business plans to the Board.

In addition, each of our directors has specific knowledge, professional experience and expertise relevant to serving as a director of the Company, and most of our directors have experience serving on boards of directors of other companies. Each director also has the following key attributes that we believe are important to an effective board of directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and fellow directors in a constructive and collaborative fashion; and diversity of background, experience and thought. See below for additional biographic information concerning our directors.

Vote Required

The accompanying proxy will be voted in favor of each nominee named in this proxy statement unless the stockholder indicates to the contrary on the proxy. Nominees for director are elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. Management expects that each of the nominees will be available for election, but if any nominee is unable to serve at the time the election occurs, the proxy will be voted for the election of another nominee to be designated by the Board of Directors.

Board Recommendation

The Board recommends a vote FOR each of the nominees.

Nominees

Class I – Terms Expiring in 2011

Larry K. Powers, 68, became a Director of Metals USA Holdings on April 8, 2010. Mr. Powers served as a Chairman, President and Chief Executive Officer of The Genlyte Group Incorporated, a manufacturer of lighting fixtures and controls, from April 2000 until its acquisition by Royal Philips Lighting in January 2008. Mr. Powers joined Genlyte’s Board of Directors in July 1993 and was appointed Genlyte’s President and Chief Executive Officer in January 1994. Prior to that time, Mr. Powers held a variety of management, sales and marketing positions within Genlyte including Executive Vice President, President of Genlyte U.S. Operations, and President of the High Intensity Discharge/Outdoor Division. Before joining Genlyte, Mr. Powers held a variety of sales, marketing and general management positions in the lighting industry. Mr. Powers received a B.S. from Brigham Young University and a certificate from the Penn State University Executive Management Training Program.

Mark A. Slaven, 54, became a Director of Metals USA Holdings on April 8, 2010. Mr. Slaven is the CEO of Tolt Service Group, an IT service provider, where he has been employed since September 2008. Previously, Mr. Slaven served as Executive Vice President, Chief Financial Officer and Treasurer of Cross Match Technologies, Inc., an international identity management company, from August 2006 to January 2008. Mr. Slaven was Senior Vice President, Chief Financial Officer and Treasurer of Cross Match Technologies, Inc. from October 2005 until August 2006. From October 2004 until August 2005, Mr. Slaven served as Chief Financial Officer of Spectrasite Communications, Inc., a North American wireless communications site operator. In June 1997, Mr. Slaven joined 3Com Corporation, a networking solutions provider, where he served as a Vice President until June 2002, at which time he was promoted to Chief Financial Officer and served in such capacity until August 2004. Prior to that time, he held a variety of senior financial management positions at Lexmark International, Inc. and International Business Machines Corporation. He also practiced as an engineer with General Dynamics Corporation. Mr. Slaven served as a Director of Terayon Communication Systems, Inc. from July 2003 to August 2006 and as a Director of LCC International, Inc. from January 2008 to November 2008. Mr. Slaven received an M.B.A. in finance with honors from the University of Chicago Graduate School of Business and a B.S. in Civil Engineering from Tufts University.

Continuing Directors

Class II – Terms Expiring 2012

C. Lourenco Goncalves, 53, has been President and Chief Executive Officer and one of Metals USA’s directors since February 2003 and President, Chief Executive Officer and Chairman of Metals USA Holdings since May 1, 2006. Mr. Goncalves served as President and Chief Executive Officer of California Steel Industries, Inc. from March 1998 to February 2003. From 1981 to 1998, he was employed by Companhia Siderúrgica Nacional, where he held positions as a managing director, general superintendent of Volta Redonda Works, hot rolling general manager, cold rolling and coated products general manager, hot strip mill superintendent, continuous casting superintendent and quality control manager. Mr. Goncalves earned a masters of science degree in metallurgical engineering from the Federal University of Minas Gerais and a bachelor’s degree in engineering from the Military Institute of Engineering in Rio de Janeiro, Brazil.

John T. Baldwin, 54, became a director and Chairman of the Audit Committee of Metals USA Holdings on May 1, 2006 and a director of Metals USA on January 18, 2006. Mr. Baldwin served as Senior Vice President and Chief Financial Officer of Graphic Packaging Corporation from September 2003 to August 2005, and as Vice President and Chief Financial Officer of Worthington Industries, Inc. from December 1998 to September 2003. He joined Worthington, a steel processor, in 1997 as Treasurer. Prior to Worthington, Mr. Baldwin served in various financial capacities at Tenneco, Inc. in Greenwich, Connecticut, London, England and Houston, Texas. Mr. Baldwin is a graduate of the University of Houston and the University of Texas School of Law. Mr. Baldwin served on the Board of The Genlyte Group Incorporated, a lighting manufacturer, from March 2003 through January 2008 at which time he resigned from such Board upon the company’s purchase by Koninklijke Philips Electronics N.V. in January 2008, and was Chairman of the Audit Committee of The Genlyte Group Incorporated from April 2006 through January 2008.

Class III – Terms Expiring 2013

Eric L. Press, 45, became a director of Metals USA Holdings on May 9, 2005 and a director of Metals USA on November 30, 2005. Mr. Press is a partner of Apollo Management, L.P. Prior to joining Apollo in 1998, Mr. Press was associated with the law firm of Wachtell, Lipton, Rosen & Katz, specializing in mergers, acquisitions, restructurings and related financing transactions. From 1987 to 1989, Mr. Press was a consultant with The Boston Consulting Group (BCG), a management consulting firm focused on corporate strategy. Mr. Press has been engaged in all aspects of Apollo’s lodging, leisure and entertainment investment activities, as well as Apollo’s investments in basic industries and financial services. Mr. Press serves on the boards of directors of Apollo Commercial Real Estate Finance, Inc., Athene, Verso Paper Corp., Verso Paper Holdings, LLC, WMC Residco, Prestige Cruise Holdings, Affinion Group, Caesars Entertainment Corporation and Noranda Aluminum Holding Corporation. In the last five years, Mr. Press served on the board of directors of Quality Distribution, Inc. and Innkeepers USA Trust, and served on the Board of Trustees of the Rodeph Sholom School in New York City. Mr. Press graduated Magna Cum Laude from Harvard College with an A.B. in Economics, and from Yale Law School, where he was a Senior Editor of the Yale Law Review.

M. Ali Rashid, 34, became a director of Metals USA Holdings on May 9, 2005 and of Metals USA on November 30, 2005. Mr. Rashid is a partner of Apollo Management, L.P. He has been employed with Apollo since 2000. Prior to that time, Mr. Rashid was employed by the Goldman Sachs Group in the Financial Institutions Group of its Investment Banking Division. Mr. Rashid serves on the board of directors of Noranda Aluminum Holdings Corporation, Quality Distribution, and Realogy Corporation. Mr. Rashid served on the board of directors of Countrywide plc from 2007 to 2009. Mr. Rashid received an M.B.A. from the Stanford Graduate School of Business and graduated Magna Cum Laude and Beta Gamma Sigma from Georgetown University with a B.S. in Business Administration.

Matthew R. Michelini, 29, became a director of Metals USA Holdings on November 21, 2008. Mr. Michelini is a principal of Apollo Management, L.P. He joined Apollo in 2006. Prior to joining Apollo, Mr. Michelini was a member of the Mergers & Acquisitions group at Lazard Frères & Co. Mr. Michelini serves on the Board of Directors of Athene and Noranda Aluminum Holding Corporation. Mr. Michelini graduated from Princeton University with a B.S. in Mathematics and a Certificate in Finance.

CORPORATE GOVERNANCE

NYSE Controlled Company Exemption

We are a “controlled company” within the meaning of NYSE corporate governance rules. Under NYSE corporate governance rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NYSE corporate governance requirements, including:

•	the requirement that a majority of the board of directors consists of independent directors;

•	the requirement that we have a nominating/governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating/governance and compensation committees.

We utilize the exemptions from NYSE corporate governance requirements, including the foregoing. As a result, we will not have a majority of independent directors nor will our nominating/governance and compensation committees consist entirely of independent directors and we will not be required to have an annual performance evaluation of the nominating/governance and compensation committees.

Board of Directors

The Board is responsible for overseeing the overall performance of the Company. Members of the Board are kept informed of the Company’s business primarily through discussions with the Chief Executive Officer and other members of the Company’s management, by reviewing materials provided to them and by participating in Board and committee meetings.

In 2010, the Board held 18 meetings and each director attended at least 75% of all meetings of the Board and the standing committees of the Board on which he served. The non-management members of the Board are required to meet at least twice a year in executive session without management. Two such meetings were held in 2010. Mr. Rashid presides over executive sessions of the non-management directors. The Company does not have a policy regarding board members’ attendance at the Company’s Annual Meeting of Stockholders; however, directors are invited to attend the meetings.

The Board has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and charters for each of its standing committees, including the Audit Committee, Compensation Committee, Nominating/Governance Committee, and Executive Committee, each of which is discussed further below. Each of these documents is included in the investor relations section of the Company’s website at www.metalsusa.com.

Diversity; Leadership Structure; Risk Oversight

The members of the Nominating/Governance Committee consider the professional experience, education, independence and other diversity factors in the director nomination process; however, the Nominating/Governance Committee does not have any formal policy regarding board diversity.

Mr. Goncalves serves as our Chairman of the Board of Directors and as our President and Chief Executive Officer. Mr. Goncalves has served as President and Chief Executive Officer and one of Metals USA’s directors since February 2003, prior to the acquisition of the Company by certain investment funds managed by affiliates of Apollo, and as President, Chief Executive Officer and Chairman since May 1, 2006. We continue to believe that our leadership structure is appropriate since Mr. Goncalves has 29 years of experience in the metals industry, and under his leadership our management team has executed a strategy that has significantly improved our earnings growth, cash flow stability, and competitiveness. In addition, we believe that it is important that Mr. Goncalves continue to serve as our Chairman of the Board of Directors and our President and Chief Executive Officer in order to give management a strong voice and influence in the Company notwithstanding that Apollo controls a majority of our voting common stock.

Our Board of Directors delegates risk oversight to our Audit Committee, which committee considers and addresses risk management issues and concerns.

Director Independence

Because we are a “controlled company” under NYSE rules, we are exempt from the requirement to have a board of directors with a majority of independent members. Nonetheless, our Board of Directors has determined that three of our seven directors — Messrs. Baldwin, Powers and Slaven — are independent under the NYSE’s listing standards. In making this determination, our Board of Directors has affirmatively determined that each of these directors meets the objective criteria for independence set forth by the NYSE, as well as the additional independence requirements imposed by the SEC for audit committee members which are incorporated into the NYSE’s listing standards, and that none of them has any relationship, direct or indirect, to us other than as stockholders or through their service as directors.

Corporate Governance Guidelines

The Corporate Governance Guidelines, adopted by the Board of Directors, are a set of principles that provide a framework for the Company’s corporate governance. The Board of Directors adopted the Corporate Governance Guidelines to assist the Board of Directors in the exercise of its responsibilities and to serve the interests of the Company and its stockholders. The Corporate Governance Guidelines are intended to serve as a flexible framework within which the Board of Directors may conduct its business and not as a set of legally binding obligations. The Company has made the Corporate Governance Guidelines available on its website at www.metalsusa.com.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics, which is a “code of ethics” as defined by the applicable rules of the SEC, which has been posted on our website at www.metalsusa.com. The Company intends to post amendments to or waivers from its Code of Business Conduct and Ethics (to the extent applicable to the Chief Executive Officer, Chief Financial Officer and Controller) on the Company’s website.

Committees of the Board

The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Nominating/Governance Committee and the Executive Committee. The charters for each of these committees were adopted in April 2010 and are included in the investor relations section of the Company’s website at www.metalsusa.com.

The following provides a description of certain functions, current membership and meeting information for each of the Board committees for 2010.

Compensation Committee

The Compensation Committee met 14 times during 2010. The principal duties and responsibilities of the compensation committee are as follows:

•

to review, evaluate and make recommendations to our full Board of Directors regarding our compensation policies and establish performance-based incentives that support our long-term goals, objectives and interests;

•	to review and approve the compensation of our Chief Executive Officer, all employees who report directly to our Chief Executive Officer and other members of our senior management;

•	to review and make recommendations to our Board of Directors with respect to our incentive compensation plans and equity-based compensation plans;

•	to set and review the compensation of and reimbursement policies for members of our Board of Directors;

•	to provide oversight concerning selection of officers, expense accounts, indemnification and insurance matters, and separation packages; and

•

to prepare an annual compensation committee report, provide regular reports to our Board of Directors, and take such other actions as are necessary and consistent with the governing law and our organizational documents.

The current members of the Compensation Committee are Messrs. Press and Rashid. The Board of Directors has not determined that either of Messrs. Press and Rashid is independent. We have availed ourselves of the “controlled company” exception under NYSE corporate governance rules which exempts us from the requirement that we have a compensation committee composed entirely of independent directors.

As part of its meeting in February 2011, the Compensation Committee, with the assistance of our Chief Legal Officer and human resources department, reviewed the Company’s compensation policies and practices with a focus on identifying any aspects or components of such policies and practices that may create risks that are reasonably likely to have a material adverse affect on the Company. Although this review focused largely on potential risks associated with executive level compensation programs and policies, the Compensation Committee also discussed the Company’s compensation policies and practices for all employees. While discussing potential risks, the Compensation Committee also discussed the presence of risk mitigating factors such as the existence of internal controls and of counter-balancing compensation forms and programs. As a result of this review, the Compensation Committee has concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

During 2010, at the direction of the chairman of the Compensation Committee, Mr. Goncalves our Chief Executive Officer, prepared and distributed to Compensation Committee members meeting agenda and Company reports and data in preparation for Compensation Committee meetings. In addition, in conjunction with the chairman, he prepared and presented specific compensation proposals to the Compensation Committee, including Mr. Goncalves’ respective assessment of individual executive officer performance and recommended non-equity compensation amounts. In April 2010, the Compensation Committee retained a compensation consultant, Towers Watson, Inc. (“Towers Watson”). Towers Watson presented a report analyzing the Company’s executive compensation program as compared to a competitive peer group of identified companies, as well as more general survey data. None of our executive officers determined or recommended the amount or form of non-employee director compensation. See “Compensation Discussion and Analysis” below for more information.

Audit Committee

Our Audit Committee consists of Messrs. Baldwin, Powers and Slaven. The Audit Committee met 16 times during 2010. Our Board of Directors has determined that each of Messrs. Baldwin, Powers and Slaven qualify as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and are independent as defined in Rule 10A-3 of the Exchange Act and under the NYSE listing standards. Furthermore, each member of the Audit Committee has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

The principal duties and responsibilities of our Audit Committee are to oversee and monitor the following:

•	our financial reporting process and internal control system;

•	the integrity of our financial statements;

•	the independence, qualifications and performance of our independent auditor;

•	the performance of our internal audit function; and

•	our compliance with legal, ethical and regulatory matters.

Nominating/Governance Committee

The Nominating/Governance Committee met 3 times during 2010. The principal duties and responsibilities of the Nominating/Governance Committee are as follows:

•

to establish criteria for Board and committee membership and recommend to our Board of Directors proposed nominees for election to the Board of Directors and for membership on committees of our Board of Directors; and

•	to make recommendations to our Board of Directors regarding Board governance matters and practices.

The current members of the Nominating/Governance Committee are Messrs. Rashid and Michelini. The Board of Directors has not determined that either of Messrs. Rashid and Michelini is independent. We have availed ourselves of the “controlled company” exception under NYSE corporate governance rules which exempts us from the requirement that we have a nominating/governance committee composed entirely of independent directors.

Executive Committee

The current members of the Executive Committee are Messrs. Goncalves and Rashid. The Executive Committee met 13 times during 2010. The principal duties and responsibilities of the Executive Committee are as follows:

•	subject to applicable law, to exercise the powers and the duties of our Board of Directors between Board meetings and while the Board of Directors is not in session; and

•	to implement the policy decisions of our Board of Directors.

Contacting the Board of Directors

Any stockholder or other interested party may communicate directly with our non-management directors or the full Board. Communications should be submitted in writing to the chair of the Nominating/Governance Committee in care of the Secretary, Metals USA Holdings Corp., 2400 E. Commercial Blvd., Suite 905, Fort Lauderdale, Florida 33308.

Each communication should specify the applicable addressee or addressees to be contacted, as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. The Company generally will not forward to the directors a stockholder communication that it determines to be primarily commercial in nature or relates to an improper or irrelevant topic, or that requests general information about the Company.

Consideration of Director Candidates

The Nominating/Governance Committee administers the process for nominating candidates to serve on the Company’s Board of Directors. The Nominating/Governance Committee recommends candidates for consideration by the Board as a whole, which is responsible for appointing candidates to fill any vacancy that may be created between meetings of the stockholders and for nominating candidates to be considered for election by stockholders at the Company’s Annual Meeting.

The Board has established selection criteria to be applied by the Nominating/Governance Committee and by the full Board of Directors in evaluating candidates for election to the Board of Directors. These criteria include: (i) independence, (ii) diversity, (iii) age, (iv) skills, and (v) experience in the context of the needs of the Board of Directors. The Nominating/Governance Committee also periodically reviews with the Board the appropriate skills and characteristics required of Board members in the context of the current membership of the Board.

The Nominating/Governance Committee uses a variety of methods to identify potential nominees for election to the Board, including consideration of candidates recommended by directors, officers or stockholders of the Company. When reviewing and recommending candidates to join the Board, the Nominating/Governance Committee may consider the professional experience, education, independence and other diversity factors in the director nomination process; however, the Nominating/Governance Committee does not have any formal policy regarding board diversity.

The Nominating/Governance Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as applied to candidates identified through other means, as set forth above. Stockholders seeking to recommend a prospective candidate for the Nominating/Governance Committee’s consideration should submit the candidate’s name and qualifications, including the candidate’s consent to serve as a director of the Company if nominated by the Nominating/Governance Committee and so elected by mail to: Corporate Secretary, Metals USA Holdings Corp., 2400 Commercial Blvd., Suite 905, Fort Lauderdale, Florida 33308.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table shows how much common stock is owned by (i) each director of the Company, (ii) the Company’s named executive officers, (iii) all executive officers and directors of the Company as a group and (iv) all persons who are known to own beneficially more than 5% of the Company’s common stock, as of March 28, 2011. Unless otherwise specified, the address for each of them is 2400 Commercial Blvd., Suite 905, Fort Lauderdale, Florida 33308.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)	Percentage of Shares Outstanding(2)
Apollo Management V, L.P.(3)	23,728,650	64.1%
Tempus Quo Capital Management, LLC(4)	3,612,589	9.8%
C. Lourenco Goncalves	1,256,816	3.4%
Robert C. McPherson, III	61,404	*
Roger Krohn	142,967	*
Eric L. Press(5)	73,474	*
M. Ali Rashid(5)	73,474	*
Matthew R. Michelini(6)	3,750	*
John T. Baldwin(7)	73,474	*
Larry K. Powers(8)	3,750	*
Mark A. Slaven(8)	3,750	*
All executive officers and directors as a group (9 persons)	1,692,859	4.5%

*	Less than 1%.
(1)	The amounts and percentages of interests beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated ownership interests.
(2)	Percentages are based on 37,024,942 shares outstanding on March 28, 2011, plus, for each person, the shares which would be issued assuming that such person exercises all options it holds which are exercisable within 60 days.
(3)	Based on information set forth in a report on Schedule 13G filed with the SEC on February 11, 2011 by (i) Apollo Investment Fund V, L.P. (“AIF V”), (ii) Apollo Overseas Partners V, L.P. (“Overseas V”), (iii) Apollo Netherlands Partners V (A), L.P. (“Netherlands A”), (iv) Apollo Netherlands Partners V (B), L.P. (“Netherlands B”), (v) Apollo German Partners V GmbH & Co. KG (“German V”), (vi) Apollo Verwaltungs V GmbH (“Apollo German GP”), (vii) Apollo Management V, L.P. (“Management V”), (viii) AIF V Management, LLC (“AIF V LLC”), (ix) Apollo Management, L.P. (“Apollo Management”), (x) Apollo Management GP, LLC (“Management GP”), (xi) Apollo Management Holdings, L.P. (“Management Holdings”), (xii) Apollo Management Holdings GP, LLC (“Holdings GP”), (xiii) Apollo Advisors V, L.P. (“Advisors V”), (xiv) Apollo Capital Management V, Inc. (“Capital Management V”), (xv) Apollo Principal Holdings I, L.P. (“Principal I”), and (xvi) Apollo Principal Holdings I GP, LLC (“Principal I GP”).

AIF V, Overseas V, Netherlands A, Netherlands B and German V (collectively, the “Apollo Funds”) each hold shares of common stock of the Company. Apollo German GP serves as the general partner of German V. Management V serves as the manager of AIF V, Overseas V, Netherlands A and Netherlands B and as a special limited partner of German V, and is the sole shareholder of Apollo German GP. AIF V LLC serves as the general partner of Management V, Apollo Management serves as the sole member and manager of AIF V LLC, and Management GP serves as the general partner of Apollo Management. Management Holdings serves as the sole member and manager of Management GP, and Holdings GP serves as the general partner of Management Holdings. Advisors V serves as the general partner of AIF V, Netherlands A and Netherlands B, as the managing general partner of Overseas V and as a special limited partner of German V. Capital Management V serves as the general partner of Advisors V. Principal I is the sole stockholder of Capital Management and Principal I GP serves as the general partner of Principal I.

Each of the Apollo Funds, Apollo German GP, Management V, AIF V LLC, Apollo Management, Management GP, Management Holdings, Holdings GP, Advisors V, Capital Management V, Principal I, Principal I GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the principal executive officers and managers of Holdings GP and Principal I GP, disclaim beneficial ownership of all shares of common stock held of record by any of the Apollo Funds in excess of their pecuniary interests, if any. The address of AIF V, Advisors V, Capital Management V, Principal I and Principal I GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of Overseas V, Netherlands A and Netherlands B is c/o Walkers Corporate Services Limited, P.O. Box 908-GT, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands. The address of German V and Apollo German GP is Eschenheimer Anlage 1, 60316 Frankfurt, Germany. The address of Management V, AIF V LLC, Apollo Management, Management GP, Management Holdings and Holdings GP, and Messrs. Black, Harris and Rowan, is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(4)	Based on information set forth in a report on Schedule 13G/A filed with the SEC on February 11, 2011 by (i) Tempus Quo Capital Management, LLC (“Tempus Quo Capital Management”) and (ii) Tempus Quo Master Fund, Ltd. (“Tempus Quo Master Fund”). Tempus Quo Capital Management holds shared voting and dispositive power, resulting in beneficial ownership of 3,612,589 shares. Tempus Quo Master Fund holds shared voting and dispositive power, resulting in beneficial ownership of 2,037,744 shares. The address of Tempus Quo Capital Management, LLC is 3050 Aventura Blvd., Suite 200, Aventura, Florida 33180.
(5)

Represents 3,750 restricted share units and 69,724 shares issuable upon exercise of options. Each of Messrs. Press and Rashid, who have relationships with Apollo, disclaim beneficial ownership of all shares of the common stock held of record by any of the Apollo Funds in excess of their pecuniary interests, if any. The address of Messrs. Press and Rashid is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

(6)

Represents 3,750 restricted share units. Mr. Michelini, who has a relationship with Apollo, disclaims beneficial ownership of all shares of the common stock held of record by any of the Apollo Funds in excess of their pecuniary interest, if any. The address of Mr. Michelini is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

(7)	Represents 3,750 restricted share units and 69,724 shares issuable upon exercise of options.
(8)	Represents 3,750 restricted share units.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation, Discussion and Analysis section discusses the manner in which the Company compensated its three named executive officers – Messrs. C. Lourenco Goncalves, Robert C. McPherson III, and Roger Krohn – for the fiscal year ended December 31, 2010. It explains the Company’s philosophy and objectives with respect to executive compensation, the principal components of executive compensation, and the policies and procedures under which forms and amounts of executive compensation are determined.

Compensation Philosophy and Objectives

The Company believes an effective compensation program should be one that is designed to:

•	attract and retain the best possible executive talent;

•	tie short and long-term cash and equity incentives to corporate, business unit and individual performance objectives; and

•	align named executive officers’ incentives with the enhancement of stockholder value.

To achieve these objectives, the Compensation Committee implements, maintains and monitors compensation plans which tie a substantial portion of the executives’ overall compensation to the achievement of the Company’s goals, such as profitability, workplace safety and the efficient use of capital.

Executive Compensation Process

The Compensation Committee implements, maintains and monitors compensation plans that determine the compensation and benefits paid to or provided to our executive officers, including the named executive officers. The Compensation Committee makes all compensation decisions for the Chief Executive Officer and all decisions relating to equity-based compensation awards. The Compensation Committee, together with recommendations and input from the Chief Executive Officer, makes non-equity compensation decisions with respect to the other named executive officers.

To achieve the Company’s compensation objectives, the Compensation Committee has established annual and longer-term cash and equity compensation components to motivate the executives to achieve, and hopefully exceed, the business goals established by the Company. We believe that our executive compensation program is designed to reasonably and fairly motivate, retain and reward our executives for achieving our objectives and goals.

In April 2010, following the completion of our initial public offering, the Compensation Committee decided to review the Company’s executive compensation program. To assist with this review, the Compensation Committee retained a compensation consultant, Towers Watson. Towers Watson did not provide any other services to the Compensation Committee or to our Company. Towers Watson presented a report to the Compensation Committee analyzing the Company’s executive compensation program as compared to a competitive peer group of identified companies, as well as to more general survey data. For the peer group analysis, Towers Watson provided competitive data for base salary, annual cash incentive awards and long-term stock-based incentives paid by a peer group of U.S.-based public companies that operate in the same industry as us and compete with us for executive talent. The companies selected as comprising our core peer group for fiscal 2010 were:

Company	Primary Industry
• Reliance Steel & Aluminum	Steel
• Gerdau Ameristeel Corp.	Steel
• AK Steel Holding Corp.	Steel
• Steel Dynamics	Steel
• Commercial Metals	Steel
• Ryerson Holding Corp.	Steel
• Worthington Industries	Steel
• Applied Industrial Tech.	Trading & Distributing
• Schnitzer Steel Industries	Steel
• Russel Metals	Trading & Distributing
• Carpenter Technology	Steel
• Kaman Corporation	Trading & Distributing
• NC Building Systems	Building Products
• AM Castle & Co.	Steel
• Quanex Building Products	Building Products
• Olympic Steel	Steel

In addition, the Compensation Committee considered general survey information presented by Towers Watson, collected from the following three published compensation surveys reflecting manufacturing and general industry practices: the Watson Wyatt Data Services 2009/10 Top Management Survey; Mercer 2009 Executive Compensation Survey; and Towers Perrin 2009 Executive Compensation Survey. Though the specific companies included in these surveys were not disclosed to the Compensation Committee, the data collected from the surveys and considered by the Compensation Committee were tailored to match the Company’s size (companies with an annual revenue or sales volume of $1 to 2.5 billion). The Compensation Committee considered the general survey data largely to validate the core peer group information, and predominantly looked to the core peer group data, as the Compensation Committee believes these companies are our primary source of, and competition for, executive talent.

Ultimately, the Compensation Committee reviewed the core peer group and general survey information to obtain a general understanding of current compensation practices, but did not specifically target, or “benchmark,” any element of compensation or the total compensation paid to the named executive officers to base, justify or provide a framework for any compensation decision. Rather, the information presented by Towers Watson was taken into account as one of many important factors in its determining executive compensation decisions made in 2010.

Components of and 2010 Decisions Concerning Executive Compensation

For fiscal year ended December 31, 2010, the principal components of compensation for our executives are described below, along with analysis of the decisions underlying compensation paid during the 2010 fiscal year:

Base Salary

We provide executives and other employees with base salaries to compensate them for services rendered during the fiscal year. Base salary levels are primarily the product of arms-length negotiations with the executives and, with respect to Messrs. Goncalves and McPherson, the minimum level of base salary provided for in their employment agreements with the Company. In general, base salary levels for executives are designed to recognize the experience, skills, knowledge and responsibilities required of executives in their respective roles. Base salaries are typically reviewed annually and are adjusted from time to time to take into account individual responsibilities, performance and experience, including the terms of any agreements we have in place with such executive officers. However, due to the timing of the base salary adjustments in the later part of 2010, the Compensation Committee does not intend to adjust base salaries in 2011. Additionally, the report presented by Towers Watson, discussed above, indicated our executive base salaries were below the median of the competitive market in 2009. Taking these factors into account, the Compensation Committee decided to award the following base salary increases, effective as of July 1, 2010:

	Increase in Base Salary	Fiscal 2010 Base Salary ($) Effective July 1, 2010
C. Lourenco Goncalves	20.0%	$750,000
Robert C. McPherson III	12.9%	$350,000
Roger Krohn	3.8%	$275,500

The Compensation Committee determined that it was appropriate to set Mr. Goncalves’s base salary at a higher level than the salaries of the Company’s other named executive officers. In reaching that conclusion, the Compensation Committee took into account the Chief Executive Officer’s high level of responsibility for the Company’s overall performance, the general market range of chief executive officer salaries among companies in our peer group, and arms-length negotiations with Mr. Goncalves during 2010.

Cash Incentive Awards

Senior Executive Bonus Plan

On March 19, 2010, our Board of Directors adopted, and our stockholders approved, the Metals USA Holdings Corp. Senior Executive Bonus Plan (the “SEBP”). The SEBP is intended to reward superior work, to motivate covered key executives toward even greater achievement and business results, to tie their goals and interests to those of ours and our stockholders, and to enable us to attract and retain highly qualified executives. Under the SEBP, the Company may award bonuses to key executives based upon such terms and conditions, and in such amounts, as the Compensation Committee may in its discretion determine. The Company may amend or terminate the SEBP at any time in its sole discretion.

All of our named executive officers participated in the SEBP during fiscal 2010. For fiscal 2010, the amounts that individual executives were awarded under the SEBP were determined as follows.

Each executive was assigned a target bonus amount, expressed as a percentage of his base salary for the year. Messrs. McPherson and Krohn’s target bonus amounts equaled 70% of their respective base salaries. Mr. McPherson’s employment agreement provides that his target bonus shall be 70% of his base salary. The Compensation Committee determined to set Mr. Krohn’s target bonus at the same level. Mr. Goncalves’s target bonus amount equaled 110% of his base salary for the period from January 1 to July 1, 2010 and 100% of his base salary for the period from July 1 to December 31, due to the fact that Mr. Goncalves entered into a new employment agreement with the Company with an effective date of July 1, 2010, as discussed below under “—Employment and Severance Agreements.” Mr. Goncalves’ prior employment agreement provided that his target bonus would be 110% of his then-current base salary (which was $625,000 until June 30, 2010), while his new employment agreement provides that his target bonus shall be 100% of his base salary (which was $750,000 from and after July 1, 2010).

The Compensation Committee then exercised its discretion in determining actual bonus payouts. It decided that Mr. McPherson should receive 85% of his target bonus amount, Mr. Krohn should receive 70% of his target bonus amount, and Mr. Goncalves should receive 85% of his target bonus amount plus an additional discretionary bonus. In making this determination, the Compensation Committee considered several factors, including the overall performance of the Company, whether a particular executive exceeded objectives and/or goals established for such executive, whether an executive made a unique contribution to the Company during the year, the compensation analysis presented by Towers Watson, and other factors traditionally considered by the Compensation Committee (such as profitability, workplace safety and the efficient use of capital). Expressed in dollars, the Company awarded the following bonus amounts under the SEBP for fiscal 2010:

	2010 Target SEBP Compensation	2010 Actual SEBP Compensation
C. Lourenco Goncalves	$718,750	$631,130
Robert C. McPherson III	$245,000	$196,350
Roger Krohn	$192,500	$139,650

In 2011, the Compensation Committee may seek to link SEBP bonus awards more specifically to predetermined performance metrics, replacing the present, fully discretionary approach.

Supplemental Executive Incentive Compensation Plan

In February 2009, the Compensation Committee established, at its discretion, a Supplemental Executive Incentive Compensation Plan (“Supplemental Incentive Plan”) for certain executive officers, including the named executive officers. The Supplemental Incentive Plan provides for a cash incentive bonus payable in February 2011, based upon the achievement of a cumulative EBITDA target for fiscal years 2009 and 2010. The maximum amount that could have been earned collectively by all executive officers in the plan was $498,750 (consisting of a maximum of $150,000 for Mr. Goncalves, $75,000 for Mr. McPherson, $56,250 for Mr. Krohn and $180,000 for other executives). Because the EBITDA targets for fiscal years 2009 and 2010 were not achieved, there was no cash payout under the Supplemental Incentive Plan.

Long-Term Equity Incentive Plan

On March 19, 2010, our Board of Directors adopted, and our stockholders approved, the Metals USA Holdings 2010 Long-Term Incentive Plan (the “2010 LTIP”). Through the 2010 LTIP, we provide long-term equity-incentive awards to key employees, directors, consultants and other service providers, in order to reward and incentivize outstanding performance and to align the interests of such individuals with those of the stockholders. The 2010 LTIP is administered by the Compensation Committee, which has the authority to select individuals to whom awards may be granted, to determine the type of award, to determine the terms and conditions of any such awards, to interpret the terms and provisions of the 2010 LTIP and awards granted thereunder, and to otherwise administer the plan.

In fiscal 2010, the Compensation Committee determined that all of our named executive officers should receive equity awards under the 2010 LTIP. In order to incentivize performance and encourage retention for the coming years, the Compensation Committee granted awards to our named executive officers in the form of restricted common stock and options to purchase common stock. These awards are entirely time-based, vesting ratably over a four-year period. However, under the terms and conditions applicable to the awards, any unvested shares of restricted stock or options to purchase stock immediately become fully vested, non-forfeitable, and exercisable if the Company consummates a “change of control,” as defined in the applicable award agreements.

In determining the amount of the awards, the Compensation Committee considered several factors, including the linkage of officer incentives with the stockholders’ objectives, the impact of equity awards on executive retention, whether particular executives exceeded objectives and/or goals established for such executives, the compensation analysis presented by Towers Watson, and other factors traditionally considered by the Compensation Committee. Because equity awards are designed to motivate our executives to stay with our company and increase stockholder value, the Compensation Committee generally did not consider an executive’s current stock or option holdings as a material component in making decisions for additional awards. The following table sets forth the awards received by our named executive officers under the 2010 LTIP in fiscal 2010:

	Shares of Restricted Common Stock	Shares Underlying Options to Purchase Common Stock
C. Lourenco Goncalves	45,000	180,000
Robert C. McPherson III	10,000	40,000
Roger Krohn	5,000	22,500

The option awards comprised approximately 75% of the total value of the equity awards granted under the 2010 LTIP in 2010, and the restricted stock awards comprised approximately 25% of the total value. In deciding to weight the equity awards in favor of options, the Compensation Committee considered recommendations presented by Towers Watson, but ultimately drew its own conclusions regarding the optimal method for incentivizing officers to enhance shareholder value.

Perquisites and Other Personal Benefits

We provide the named executive officers, and other employees generally, with perquisites and other personal benefits that we and the Compensation Committee believe are reasonable, competitive and which are consistent with the overall compensation program to enable us to attract and retain qualified employees for key positions. In addition, certain benefits for Messrs. Goncalves and McPherson were negotiated as part of their employment agreements. See footnote (6) to the Summary Compensation Table below for a description of the perquisites and other benefits for the named executive officers. The Compensation Committee periodically reviews the perquisites and other benefits provided to the executives, as well as the other employees.

401(k) plan

Our executive officers, including our named executive officers, are eligible to participate in our companywide 401(k) plan for salaried employees. Historically and through August 2009, the Company matched the first 2% of annual compensation contributed by participating employees. The Company suspended its matching payments in September 2009 except with respect to participating employees to whom such matching payments constitute a contractual obligation pursuant to a collective bargaining agreement. The Company reinstated the matching contribution, including the matching contributions to our named executive officers, in July 2010.

Tax Considerations

We consider the anticipated tax treatment of our executive compensation program when setting levels and types of compensation. Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public companies for compensation paid to a company’s chief executive officer or any of its other three most highly compensated executive officers, other than the chief financial officer, in excess of $1 million in any year, with certain performance-based compensation being specifically exempt from this deduction limit. With respect to compensation paid pursuant certain arrangements, including the SEBP, the Supplemental Incentive Plan, and 2010 LTIP, we intend to rely, if necessary, on Treasury Regulation Section 1.162-27(f), which provides that the deduction limit of Section 162(m) of the Code does not apply to any remuneration paid pursuant to a compensation plan or agreement that existed during the period in which Metals USA Holdings was not publicly held. We may rely on this “grandfather” provision with respect to any particular plan or agreement until (a) the first material modification of such plan or agreement; (b) the first meeting of our stockholders held to elect directors that occurs after 2013; or (c) such other date required by Section 162(m) of the Code.

While we consider the tax treatment of our executive compensation programs generally, the deductibility of compensation expense under Section 162(m) of the Code was not a material consideration for our Compensation Committee in 2010 due to the levels and types of compensation we paid in 2010. However, in the future, we expect Section 162(m) deductibility and other tax consideration may play a greater role if compensation expenses regularly begin to exceed $1 million for our most highly compensated executives.

Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2010, 2009, and 2008.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total
C. Lourenco Goncalves	2010	$687,500	$631,130	$592,650	$1,263,600	$—	$251,260	$3,426,140
President and Chief Executive Officer	2009	625,000	—	—	—	101,813	115,748	842,561
	2008	625,000	112,750	—	—	1,172,250	42,572	1,952,572
Robert C. McPherson III	2010	330,000	196,350	131,700	280,885	—	30,431	969,366
Senior Vice President and Chief Financial Officer	2009	310,000	—	—	—	50,499	16,872	377,371
	2008	310,000	—	—	—	358,236	19,116	687,352
Roger Krohn	2010	285,000	139,650	65,850	157,998	—	13,911	662,409
President Flat Rolled and Non-Ferrous Group	2009	280,000	—	—	—	44,521	14,433	338,954
	2008	280,000	—	—	—	327,497	18,762	626,259

(1)	The amounts in column (c) reflect the base salaries paid to the named executive officers during fiscal 2010. As discussed under “—Compensation Discussion and Analysis” above, the Compensation Committee increased base salary levels for the named executive officers effective July 1, 2010. The salary figures presented in column (c) reflect that the named executive officers received lower base salaries from January 1 until July 1, 2010, and then received higher base salaries from July 1, 2010 until December 31, 2010.

(2)	The amount for Mr. Goncalves in column (d) reflects the annual bonus awarded to him under the SEBP, which was awarded at the discretion of the Compensation Committee. The amounts for Messrs. McPherson and Krohn in column (d) reflect the annual bonuses awarded to them under the SEBP at the discretion of the Compensation Committee. For further information about the SEBP, see “—Compensation Discussion and Analysis” above.

(3)	The amounts in column (e) reflect the fair value of stock awards granted in fiscal years ending December 31, 2010, 2009, 2008 in accordance with FASB ASC Topic 718, of which there were no awards granted in 2008 and 2009.

(4)	The amounts in column (f) reflect the fair value of option awards granted in fiscal years ending December 31, 2010, 2009, 2008 in accordance with FASB ASC Topic 718, of which there were no awards granted in 2008 and 2009.

(5)	The amounts in column (g) reflect the cash incentive plan awards to the named executive officers in 2008 and 2009. There were no cash incentive plan awards to the named executive officers in 2010 under the SEBP, Supplemental Incentive Plan or otherwise. The discretionary bonus paid to the named executive officers in 2010 under the SEBP is reported in column (d).

(6)	The amounts in column (h) reflect the following for each named executive officer for the fiscal year ended December 31, 2010:

Name	Total Perquisites and Personal Benefits
C. Lourenco Goncalves	$251,260
Robert C. McPherson III	30,431
Roger Krohn	13,911

Perquisites and personal benefits consist of the following:

•	the amounts attributable to Company reimbursements for club dues payable by the named executive officer;

•	the amount of income taxes paid by the Company on behalf of the named executive officer for club dues; and

•	the amounts attributable to Company reimbursements for medical insurance premiums and life insurance premiums.

None of the individual amounts attributable to each such perquisites or benefits exceeds the greater of $25,000 or 10% of the total amount of perquisites for each named executive officer, except for $120,625 paid to Mr. Goncalves attributable to unused vacation pay and $110,903 paid to Mr. Goncalves attributable to reimbursements for legal fees in connection with the renewal of Mr. Goncalves’ Employment Agreement.

Grants of Plan-Based Awards

The following table sets forth information with respect to grants of plan-based awards to our named executive officers during 2010:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum
C. Lourenco Goncalves	9/13/2010	$—	$—	$—	45,000	180,000	$13.17	$1,856,631
Robert C. McPherson III	9/13/2010	—	—	—	10,000	40,000	$13.17	$412,585
Roger Krohn	9/13/2010	—	—	—	5,000	22,500	$13.17	$223,848

(1)	In fiscal year 2010, we did not grant any non-equity incentive plan awards within the meaning of the SEC’s rules. Rather, we awarded cash bonuses, the amounts of which were determined by the Compensation Committee on a discretionary basis under the SEBP, as discussed in “Compensation Discussion and Analysis” above. The amount of these bonus awards for 2010 are disclosed under column (d) of the Summary Compensation Table above.

Employment and Severance Agreements

Messrs. Goncalves and McPherson have employment agreements and Mr. Krohn has a severance agreement with the Company.

Mr. Goncalves’ Employment Agreement

In September 2005, the Company entered into an employment agreement with Mr. Goncalves, pursuant to which Mr. Goncalves served as President and Chief Executive Officer of the Company for a five-year period, which expired in November 2010. In September 2010, the Company entered into a new employment agreement with Mr. Goncalves, pursuant to which Mr. Goncalves agreed to serve as President and Chief Executive Officer of the Company for an employment period lasting until December 31, 2014, unless terminated earlier under the terms of the agreement.

Mr. Goncalves is entitled to receive an annual base salary of $750,000 with effect from July 1, 2010. Beginning in fiscal year 2012, the Compensation Committee of the Board of Directors will review his base salary on an annual basis to determine if it should be increased. Mr. Goncalves was eligible, beginning on July 1, 2010 and continuing throughout the term of the Employment Agreement, to earn a target bonus of 100% per year of his base salary, based on the Company’s achievement of specified performance objectives under the Company’s incentive compensation plans as adopted from time to time by the Board of Directors. For the period between January 1, 2010 and June 30, 2010, Mr. Goncalves was eligible to receive a bonus based on the achievement of performance objectives under the SEBP described under “—Compensation Discussion and Analysis” above.

Mr. Goncalves is eligible to receive annual awards of restricted stock and/or options to purchase the Company’s common stock under the Company’s 2010 LTIP. The value of such annual awards under the 2010 LTIP will be determined by the Compensation Committee. Any vesting requirement to which an award is subject will immediately accelerate prior to any “change in control” (as defined in the 2010 LTIP). Also, for option awards (provided that the Company, the acquiring entity or the acquirer’s parent remains publicly held following the effective date of the change in control), Mr. Goncalves may exercise options immediately prior to any change in control and thereafter during the remainder of the original term of the option agreement.

Mr. Goncalves’s employment agreement provides that, if the Company terminates his employment without “cause” or Mr. Goncalves terminates his employment for “good reason” (as those terms are defined in the employment agreement) during the employment period, then the Company shall owe Mr. Goncalves the payment of severance and benefits in the following amounts:

(1) A lump-sum payment equal to annual base salary through the date of termination of the employment to the extent not paid, and any bonus earned for the fiscal year prior to the year in which the termination occurs, to the extent that Mr. Goncalves is employed on the last day of the applicable performance period;

(2) A lump-sum equal to twelve months of annual base salary;

(3) An amount equal to twelve months of annual base salary payable in accordance with the Company’s regular payroll schedule over a twelve month period;

(4) A pro-rated bonus for the year in which the termination of employment occurs, based on actual performance for such year;

(5) A bonus for each of the two fiscal years after the fiscal year in which the termination of employment occurs, calculated under the Company’s SEBP adopted by the Company’s Compensation Committee for the applicable fiscal year; and

(6) At Mr. Goncalves’s election to continue his and his beneficiaries’ participation in the Company’s medical benefit plan in which they participated prior to the date of termination, reimbursement for the cost of COBRA continuation coverage for a period equal to the lesser of (i) eighteen months following the date of termination and (ii) the period preceding the date that Mr. Goncalves becomes eligible to receive medical coverage under another employee benefit plan.

Additionally, Mr. Goncalves will be subject to certain restrictions on his ability to compete with us for two years or solicit our customers or employees for two years after the expiration of the employment period or the date of termination. Mr. Goncalves’s employment agreement may also be terminated for cause.

In addition, Mr. Goncalves is a party to restricted stock award agreements and stock option award agreements that provide for immediate vesting of all unvested restricted stock and options upon a “change of control” (as defined in such agreements and/or the 2010 LTIP). We have summarized and quantified the estimated payments that would be required under Mr. Goncalves’s employment agreement and pursuant to his restricted stock and stock option awards, assuming a triggering event occurred on December 31, 2010, below.

Mr. McPherson’s Employment Agreement

Under his employment agreement with the Company, Mr. McPherson serves as our Senior Vice President and Chief Financial Officer. The agreement was for an initial term which expired at the end of 2007. The initial term has been and will continue to be automatically renewed for successive one-year periods unless 90 days’ prior notice of termination is given by either party. Under his employment agreement, Mr. McPherson is entitled to receive a minimum annual base salary of $245,000 and is eligible for an annual bonus of 70% of his base salary under the SEBP.

Upon Mr. McPherson’s termination of employment by us without “cause” or by Mr. McPherson for “good reason” (each as defined in the employment agreement) or upon our election not to renew his employment, Mr. McPherson will be entitled to receive the following severance payments: all accrued salary and bonus earned but not paid, a pro rata bonus for the year in which the termination occurs, his annual base salary for a period of eighteen months following his termination of employment or, at our election, a lump sum payment equal to eighteen months of annual base salary (such payments to cease (or be repaid by Mr. McPherson on a pro rata basis in the case of a lump sum payment) if he violates the terms of his employment agreement prior to such time), and the reimbursement for the cost of COBRA continuation coverage for a period of up to eighteen months. Additionally, Mr. McPherson will be subject to certain restrictions on his ability to compete with us for eighteen months or solicit our customers or employees for two years after his termination of employment. Mr. McPherson’s employment agreement may also be terminated for cause.

In addition, Mr. McPherson is a party to restricted stock award agreements and stock option award agreements that provide for immediate vesting of all unvested restricted stock and options upon a “change of control” (as defined in such agreements and/or the 2010 LTIP). We have summarized and quantified the estimated payments that would be required under the employment agreement and restricted stock and option agreements, assuming a triggering event occurred on December 31, 2010, below.

Mr. Krohn’s Severance Agreement

Under his severance agreement, upon his termination of employment by us without “cause” or by Mr. Krohn for “good reason” (in each case, as defined in the severance agreement), Mr. Krohn will be entitled to the following severance payments and benefits: his annual base salary for a period of twelve months following his termination of employment (such payments to cease if he violates any material terms of his severance agreement prior to such time) and the reimbursement for the cost of COBRA Continuation coverage for a period of up to twelve months. Additionally, Mr. Krohn will be subject to certain restrictions on his ability to compete with us for one year (or two years in the event that his employment is terminated for cause or he resigns without good reason) and to solicit our customers or employees for two years after his termination.

In addition, Mr. Krohn is a party to restricted stock award agreements and stock option award agreements that provide for immediate vesting of all unvested restricted stock and options upon a “change of control” (as defined in such agreements and/or the 2010 LTIP). We have summarized and quantified the estimated payments that would be required under the severance agreement and restricted stock and option agreements, assuming a triggering event occurred on December 31, 2010, below.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth all outstanding equity awards to our named executive officers as of the end of fiscal year 2010:

(a)	(b)	(c)	(d)	(e)	(f)	(g)
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options — Exercisable	Number of Securities Underlying Unexercised Options — Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
C. Lourenco Goncalves	85,331		$2.30	11/30/2015
		180,000	$13.17	7/1/2020	45,000	$685,800
Robert C. McPherson III	18,863		$2.30	11/30/2015
		40,000	$13.17	7/1/2020	10,000	$152,400
Roger Krohn	8,236		$2.30	11/30/2015
		22,500	$13.17	7/1/2020	5,000	$76,200

(1)	Unexercisable options for each of our named executive officers vest at the rate of 25% per year, commencing on July 1, 2010.

Option Exercises and Stock Vesting

The named executive officers did not exercise any stock options and did not have any restricted stock vest in the last fiscal year.

Nonqualified Deferred Compensation

In January 2007, the Company created a deferred compensation plan. In 2008, the Company contributed to the deferred compensation accounts of Messrs. Goncalves, McPherson and Krohn in amounts determined by the Compensation Committee on a discretionary basis, in order to reward individual executive officers for their performance and for retention purposes. Total contributions amounted to $73,750, and were subject to continued employment through January 1, 2010. On January 8, 2010, such amounts were paid in accordance with the terms of the deferred compensation plan. The table below sets forth, for each named executive officer, such officer’s participation levels and account balance in our non-qualified deferred compensation plan for 2010:

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Aggregate Balance at 2009 Fiscal Year End	Executive Contributions in Fiscal 2010	Registrant Contributions in Fiscal 2010	Aggregate Earnings (Forfeitures) in Fiscal 2010	Aggregate Withdrawals/ Distributions in Fiscal 2010	Aggregate Balance at 2010 Fiscal Year End
C. Lourenco Goncalves	$50,000	$—	$—	$—	$(50,000)	$—
Robert C. McPherson III	$25,000	$—	$—	$—	$(25,000)	$—
Roger Krohn	$18,750	$—	$—	$—	$(18,750)	$—

Potential Payments Upon Termination or Change in Control

Our employment and severance agreements are described under “—Employment and Severance Agreements” above.

If (1) each of our named executive officers terminated his employment for “good reason” or was terminated other than for “cause,” death or disability, or (with respect to those executives with employment agreements) if we elected not to renew their employment agreements; or (2) each of our named executive officers was terminated as a result of death or disability; or (3) a “change of control” occurred as of December 31, 2010, our named executive officers would be paid the following amounts, respectively:

	Good Reason Termination or Involuntary without Cause Termination on December 31, 2010	Death or Disability on December 31, 2010	Change of Control on December 31, 2010
C. Lourenco Goncalves:
Compensation
Accrued Salary	$14,423	$14,423	$14,423
Accrued Bonus (Incentive Plan)	631,130	631,130	631,130
Annual Bonus (Incentive Plan) for two years after termination(1)	1,262,260	—	—
Lump Sum Salary (12 months)	750,000	750,000	—
Monthly Salary (12 months)	750,000	—	—
Benefits and Perquisites
Health and Welfare Benefits	24,666	24,666	—
Disability Income(2)	—	1,791,721	—
Life Insurance Benefits(3)	—	400,000	—
Accrued Vacation Pay	10,781	10,781	10,781
Long-Term Incentives:
Stock Options(4)			1,476,783
Restricted Stock Grants(5)			685,500

Robert C. McPherson III:
Compensation
Accrued Salary	$6,731	$6,731	$6,731
Accrued Bonus (Incentive Plan)	131,700	131,700	131,700
Lump Sum Salary (12 months)	—	350,000	—
Monthly Salary (18 months)	525,000	—	—
Benefits and Perquisites
Health and Welfare Benefits	16,140	16,140	—
Disability Income(2)	—	2,475,632	—
Life Insurance Benefits(3)	—	400,000	—
Accrued Vacation Pay	18,813	18,813	18,813
Long-Term Incentives:
Stock Options(4)			326,887
Restricted Stock Grants(5)			152,400

Roger Krohn:
Compensation
Accrued Salary	$5,577	$5,577	$5,577
Accrued Bonus (Incentive Plan)	65,850	65,850	65,850
Monthly Salary (12 months)	285,000	—	—
Benefits and Perquisites
Health and Welfare Benefits	16,140	16,140	—
Disability Income(2)	—	1,065,378	—
Life Insurance Benefits(3)	—	400,000	—
Accrued Vacation Pay	18,236	18,236	18,236
Long-Term Incentives:
Stock Options(4)			153,149
Restricted Stock Grants(5)			76,200

(1)	Mr. Goncalves is entitled to a bonus for each of the two fiscal years following the fiscal year in which termination occurs as calculated under the SEBP for the applicable fiscal year based on the Company’s achievement of the specified performance objectives set forth under the SEBP. The amounts in the table above reflect Mr. Goncalves’ bonus for the fiscal year ended December 31, 2010, which hypothetically assumes that such amount would be the amount of bonus payable for the two years after the year of termination. Based on the contingent and uncertain nature of our liability to Mr. Goncalves for such bonus payments, we are unable to make an estimate of the amount, if any, of the actual bonus payments that might be made. Therefore, we have presented such amount using Mr. Goncalves’ bonus for fiscal year 2010.
(2)	Reflects the maximum lump-sum present value of all future payments each named executive would be entitled to receive under the Company’s disability program. Each named executive would be entitled to receive benefits until he reaches age 65.
(3)	Reflects the maximum lump-sum amount of $200,000 payable to each named executive’s beneficiaries upon his death plus the maximum lump-sum amount of $200,000 payable in the event of accidental death under the Company’s life insurance program.
(4)	Reflects the estimated value of options that would immediately vest upon a “change in control.” Values presented represent the intrinsic value of the options based on a closing share price on December 31, 2010 of $15.24.
(5)	Reflects the value of restricted stock awards that immediately vest upon a “change of control.” The value has been calculated based on the closing stock price as of December 31, 2010 of $15.24.

No payments are made under any employment agreement or severance agreement if an executive terminates his employment without “good reason” or we terminate his employment for “cause”.

With respect to the employment and severance agreements:

•	“cause” generally means any of the following:

•	the commission of a felony or a crime of moral turpitude;

•	a willful and material act of dishonesty involving us;

•	a material non-curable breach of the executive’s obligations under the agreement;

•	material breaches of our policies or procedures;

•	any other willful misconduct which causes material harm to us or our business reputation;

•

a failure to cure a material breach of the executive’s obligations under the agreement, the investor rights agreement described above and certain other agreements related to the executive’s equity participation in the Company, within 30 days after written notice of such breach; or

•	breaches of any of the executive’s representations contained in the agreement.

•	“good reason” generally means any of the following:

•

a reduction in the executive’s annual base salary or bonus potential described in the agreement (but not including any diminution related to a broader compensation reduction that is not limited to any particular employee or executive);

•	a material diminution of the executive’s responsibilities;

•	relocation of the executive’s primary work place, as assigned to him by us, beyond a fifty mile radius; or

•	a material breach by us of the agreement.

•	“change of control” generally means any of the following events:

•

an acquisition of by any person or group (with certain exceptions, including an acquisition by the Company or Apollo Investment Fund V, L.P. or its affiliates) that results in the person or group becoming the beneficial owner of 50% or more of the combined voting power of the then outstanding voting securities of the Company;

•

there occurs a change in the composition of the Board of Directors such that the individuals constituting the Board of Directors, and the successors of such individuals (as nominated by the Board or committee thereof), cease to constitute a majority of the Board of Directors;

•

consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (with certain exceptions, including transactions in which our stockholders own less than 50% of the surviving entity or no person or group owns 50% or more of the combined entity except to the extent that such ownership existed prior to the acquisition); or

•	the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

BOARD COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

Recommendation

The Compensation Committee of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

THE COMPENSATION COMMITTEE

M. Ali Rashid, Chairman

Eric L. Press

NON-EXECUTIVE DIRECTOR COMPENSATION FOR 2010

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2010.

(a)(1)	(b)	(c)	(d)	(e)	(f)
Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards(2)	All Other Compensation	Total
Eric L. Press	$144,750	$49,388	$95,566	—	$289,704
M. Ali Rashid	248,125	49,388	95,566	—	393,079
Matthew R. Michelini	114,750	49,388	95,566	—	259,704
John T. Baldwin	157,500	49,388	95,566	—	302,454
Larry K. Powers	110,000	49,388	95,566	—	254,954
Mark A. Slaven	112,500	49,388	95,566	—	257,454

(1)	C. Lourenco Goncalves, the Company’s Chairman of the Board, President and Chief Executive Officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his services as a director. The compensation received by Mr. Goncalves as an employee of the Company is shown in the Summary Compensation Table above.
(2)	As of December 31, 2010, the following non-executive officer directors had the following number of options outstanding: Eric L. Press: 84,724; M. Ali Rashid: 84,724; Matthew R. Michelini: 15,000; John T. Baldwin: 84,724; Larry K. Powers: 15,000 and Mark A. Slaven: 15,000.

Compensation of Directors

We currently compensate our directors with an annual retainer of $60,000, paid quarterly in advance of each fiscal quarter of service. During 2010, each director also received a fee of $2,500 per board meeting attended and $2,500 for each regularly scheduled committee meeting. The non-management chairman of each the Audit Committee, Compensation Committee, Nominating/Governance Committee, and Executive Committee receives an additional annual retainer of $12,500. All reasonable out-of-pocket expenses are reimbursed upon submission of support documentation. Newly elected directors will receive the same fees as described above.

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee’s members is or has been a Company officer or employee. During fiscal 2010, none of the Company’s executive officers served on the board of directors, the compensation committee or any similar committee of another entity of which an executive officer served on our Board of Directors or Compensation Committee.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders an opportunity to indicate whether they support our named executive officer compensation as described in this proxy statement. This advisory vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented.

As discussed in the Compensation Discussion and Analysis beginning on page 15 of this proxy statement, the Compensation Committee believes an effective compensation program should be one that is designed to:

•	attract and retain the best possible executive talent;

•	tie short and long-term cash and equity incentives to corporate, business unit and individual performance objectives; and

•	align named executive officers’ incentives with the enhancement of stockholder value.

To achieve the Company’s compensation objectives, the Compensation Committee has established annual and longer-term cash and equity compensation components to motivate the executives to achieve, and hopefully exceed, the business goals established by the Company. We believe that our executive compensation program is designed to reasonably and fairly motivate, retain and reward our executives for achieving our objectives and goals.

Accordingly, the Board of Directors unanimously recommends that stockholders vote in favor of the following resolution:

“Resolved, that the stockholders approve the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related footnotes and narrative disclosures.”

Although this vote is advisory and is not binding on the Company, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. The proposal will be approved by the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter.

The Board of Directors recommends that you vote FOR the approval of the resolution approving the compensation of the Company’s named executive officers.

PROPOSAL 3—ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are seeking an advisory vote on the frequency with which say-on-pay votes, similar to Proposal 2 in this proxy statement, should be held in the future. This advisory vote is commonly referred to as “say on frequency.” Stockholders may vote to indicate their preference for conducting a say-on-pay vote:

•	every year;

•	every two years; or

•	every three years.

Stockholders may also abstain from voting on this proposal.

Triennial Recommendation: For the reasons described below, we recommend that our stockholders select a frequency of three years, or a triennial vote. Our executive compensation program is designed to support long-term value creation, and a triennial vote will allow stockholders to better judge our executive compensation program in relation to our long-term performance. As described in the Compensation Discussion and Analysis section above, one of the core principles of our executive compensation program is to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we grant awards with multi-year performance and service periods to encourage our named executive officers to focus on long-term performance, and recommend a triennial vote which would allow our executive compensation programs to be evaluated over a similar time-frame and in relation to our long-term performance.

In addition, a triennial vote will provide us with the time to thoughtfully respond to stockholders’ sentiments and implement any necessary changes. We carefully review changes to our executive compensation program to maintain the consistency and credibility of the program which is important in motivating and retaining our employees. We therefore believe that a triennial vote is an appropriate frequency to provide our Compensation Committee sufficient time to thoughtfully consider stockholders’ input and to implement any appropriate changes to our executive compensation program, in light of the timing that would be required to implement any decisions related to such changes.

Because this proposal is advisory, it will not be binding on the Company, and the Board of Directors and the Compensation Committee may determine to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders. However, the Board of Directors values our stockholders’ opinions, and the Board will consider the outcome of the vote when determining the frequency of future advisory votes on executive compensation.

The Board of Directors recommends that you select EVERY THREE YEARS on the proposal recommending the frequency of advisory votes on executive compensation.

PROPOSAL 4—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2011. During fiscal year 2010, Deloitte & Touche LLP served as the Company’s independent registered public accounting firm and also provided certain tax and other audit related services.

As a matter of good corporate governance, the appointment of Deloitte & Touche LLP is being presented to the stockholders for ratification. If the appointment is not ratified, the Board will consider whether it should select a different independent registered public accounting firm.

The Company expects that representatives of Deloitte & Touche LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so, and it is expected that they will be available to respond to appropriate questions.

Principal Auditor Fees and Services

Pursuant to the Audit Committee’s charter, to help ensure the independence of our independent registered public accounting firm, all auditing services, internal control-related services and permitted non-audit services (including the terms thereof) to be performed for Metals USA Holdings by its independent registered public accounting firm must be pre-approved by the Audit Committee, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate to a subcommittee of its members the authority to grant the required approvals, provided that any exercise of such authority by the subcommittee is presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee approved and retained Deloitte & Touche to audit our consolidated financial statements for 2010 and provide other auditing and advisory services in 2010. The Audit Committee reviewed all non-audit services provided by Deloitte & Touche in 2010 and concluded that the provision of such services was compatible with maintaining Deloitte & Touche’s independence in the conduct of its auditing functions.

The table below sets forth the aggregate fees billed by Deloitte & Touche for audit and non-audit services provided to us and our subsidiaries in 2009 and 2010.

Fees	Fiscal Year Ended December 31, 2010	Fiscal Year Ended December 31, 2009
Audit Fees	$1,237,200	$1,158,000
Audit Related Fees	138,000	472,157
Tax Fees	174,144	139,335
All Other Fees	376,300	—

Total	$1,925,644	$1,769,492

Audit Fees. In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of our consolidated financial statements, for the review of documents filed with the SEC, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. For 2010 and 2009, the audit fees in the above table are the aggregate fees billed to us and our subsidiaries by Deloitte & Touche for auditing financial statements and reviewing interim financial statements included in our and our subsidiaries’ annual and quarterly reports and our registration statement for our initial public offering in April 2010.

Audit-Related Fees. This category of the table above includes the fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

Tax Fees. “Tax fees” are fees for tax compliance, tax advice and tax planning.

All Other Fees. “All other fees” are all fees not included in the above three categories. For 2007 and 2008, these fees were primarily for services related to documentation of internal controls.

The Audit Committee has considered whether the services rendered by the independent registered public accounting firm with respect to the fees described above are compatible with maintaining their independence and has concluded that such services do not impair their independence.

Vote Required

The accompanying proxy will be voted in favor of the proposal unless the stockholder indicates to the contrary on the proxy. The proposal will be approved by the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal.

The Board of Directors recommends a vote FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

AUDIT COMMITTEE REPORT

Upon the recommendation of the Audit Committee and in compliance with the regulations of the NYSE, the Board of Directors has adopted an Audit Committee Charter setting forth the requirements for the composition of the Audit Committee, the qualifications of its members, the frequency of meetings, and the responsibilities of the Audit Committee. A copy of the Audit Committee charter is available at the investor relations section of the Company’s website at www.metalsusa.com. The Audit Committee of our Board of Directors consists of Messrs. Baldwin, Powers and Slaven. Messrs. Baldwin, Powers and Slaven have been deemed independent pursuant to Rule 10A-3 of the Exchange Act by our Board of Directors and Mr. Baldwin is chairman of the Audit Committee.

Report of Audit Committee

The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee possesses sole authority to engage and discharge independent registered public accounting firms and to approve all significant non-audit engagements with such firms. Further responsibilities of the Audit Committee include review of SEC filings and financial statements and ultimate supervision of the Company’s internal auditing function.

Management is responsible for the Company’s system of internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and management’s assessment of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 in accordance with Public Company Accounting Oversight Board (“PCAOB”) standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee those processes.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, Deloitte & Touche LLP, the Company’s audited financial statements as of and for the year ended December 31, 2010. Management represented that the consolidated financial statements were prepared in accordance with Generally Accepted Accounting Principles (GAAP). The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards (SAS) No. 90, Audit Committee Communications, SAS No. 89, Audit Adjustments and SAS No. 61, Communications with Audit Committees, as adopted by the PCAOB in Rule 3200T. All of these statements were issued by the American Institute of Certified Public Accountants.

In addition, the Audit Committee has discussed with Deloitte & Touche LLP their independence from the Company and its management, including matters in the written disclosure and letter required by applicable requirements of the PCAOB and the provision of non-audit services by the independent registered public accounting firm. A disclosure summarizing the fees paid to Deloitte & Touche LLP in 2010 for audit and non-audit services appears below under the heading “Principal Auditor Fees and Services.” All of the services provided by Deloitte & Touche LLP were pre-approved by the Audit Committee in accordance with its policies and procedures. The Audit Committee received a description of the services and approved them after determining that they would not affect the auditor’s independence.

The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scopes and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the Audit Committee’s discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

John T. Baldwin, Chairman

Larry K. Powers

Mark A. Slaven

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

Procedures for Reviewing Related Person Transactions

The Audit Committee charter provides that the Audit Committee shall review all related person transactions, and all such transactions must be approved or ratified by the Audit Committee. For this purpose, a related person transaction means any transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members). In addition, our Code of Business Conduct and Ethics requires all directors, executive officers and employees to avoid conflicts, and the appearance of conflicts between their own interests and their responsibilities to the Company or its clients. Other than as described below, the Company has not entered into any related person transactions during 2010 required to be disclosed under SEC rules.

Investors Rights Agreement

The Company entered into an Amended and Restated Investors Rights Agreement with Apollo Management V, L.P. (together with its affiliates, “Apollo”) and each of our management members (the “Amended and Restated Investors Rights Agreement”) that provides for, among other things, a restriction on the transferability of each management member’s equity ownership in the Company, demand registration rights for Apollo, piggyback registration rights, repurchase rights by the Company and Apollo with respect to management’s equity in certain circumstances, demand registration rights for Apollo, certain restrictions on each such person’s ability to compete with us or solicit our employees or customers and board termination rights and information rights for Apollo.

As discussed above, the Amended and Restated Investors Rights Agreement provides that, except as otherwise required by applicable law, Apollo has the right to nominate (a) four directors as long as Apollo owns (including shares of common stock issuable under the terms of any exchangeable securities issued by us) at least 30% but less than 50% of our outstanding common stock, (b) three directors as long as Apollo owns (including shares of common stock issuable under the terms of any exchangeable securities issued by us) at least 20% but less than 30% of our outstanding common stock and (c) two directors as long as Apollo owns (including shares of common stock issuable under the terms of any exchangeable securities issued by us) at least 10% but less than 20% of our outstanding common stock. In the event that the Board increases its size beyond nine members, Apollo’s nomination rights will be proportionately increased, rounded up to the nearest whole number. The Amended and Restated Investors Rights Agreement also provides that, except as otherwise required by applicable law, we and the management members will take all action within their respective power to cause all such nominees to be included in the slate of nominees recommended by the Board to the Company’s stockholders for election as directors at each annual meeting of our stockholders and we will use all reasonable efforts to cause the election of each such nominee, including soliciting proxies in favor of the election of such nominees.

The Amended and Restated Investors Rights Agreement provides that, except as otherwise required by applicable law, Apollo will have the right to designate a replacement to fill a vacancy on the Board that was nominated by Apollo, and will provide that, except as otherwise required by applicable law, we will take all action within our power to cause such vacancy to be filled by the replacement designated by Apollo (including by promptly appointing such designee to the Board).

The Amended and Restated Investor Rights Agreement provides that Apollo may make one or more written demands of us to require us to register the shares of our common stock owned by Apollo. In addition, Apollo and our management members will have piggyback rights entitling them to require us to register shares of our common stock owned by them in connection with any registration statements filed by us, subject to certain exceptions. We have agreed to indemnify Apollo and the management members (to the extent they are selling stockholders in any such registration) against losses suffered by them in connection with any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, except insofar as the same may be caused by or contained in any information furnished in writing to us by such selling holder for use therein.

The Amended and Restated Investors Rights Agreement was negotiated among management, us and Apollo, and we believe it is on arm’s-length terms.

Apollo Management Agreement

Metals USA Holdings was a party to a management agreement with Apollo Management V, L.P., dated as of November 30, 2005, pursuant to which Apollo provided us with management services. The management agreement was terminated in connection with the IPO and pursuant to such agreement. Apollo received $2.5 million and approximately $0.3 million for reimbursement of expenses.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s reporting officers and directors, and persons who own more than ten percent of the Company’s common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC, the NYSE and the Company. Based solely on the Company’s review of the forms filed with the SEC and written representations from reporting persons that they were not required to file Form 5 for certain specified years, the Company believes that all of its reporting officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them during the year ended December  31, 2010.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

A stockholder who intends to bring a stockholder proposal before the 2012 Annual Meeting must submit such proposal so that it is received by the Company’s Corporate Secretary no earlier than January 13, 2012, but no later than February 12, 2012.

A stockholder who intends to nominate one or more persons for election to the Board of Directors at the 2012 Annual Meeting must deliver notice to the Company no earlier than January 13, 2012, but no later than February 12, 2012. Such notice must set forth: (a) the name and address of the stockholder, such beneficial owner and their respective affiliates or associates who intend to make the nomination, (b) the class or series an number of shares of common stock which are, directly or indirectly, owned beneficially and of record by such stockholder, such beneficial owner and their respective affiliates or associates, (c) any derivative instrument directly or indirectly owned beneficially by such stockholder, beneficial owner and their respective affiliates or associates, (d) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder has a right to vote any class of shares of the Company, (e) any short interests of such stockholder, (f) any rights to dividends on the shares of the Company owned beneficially by such stockholder that are separated or separable from the underlying shares of the Company, (g) any proportionate interest in shares of the Company or derivative instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (h) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the Company or derivative instruments, if any, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household, (i) any significant equity interests or any derivative instruments or short interests in any principal competitor of the Company held by such stockholder, and (j) any direct or indirect interest of such stockholder in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement).

As to each person, whom the stockholder proposes to nominate for election or reelection to the Board of Directors, a stockholder’s notice must, in addition to the matters set forth above, also set forth: (a) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant. The stockholder must also provide a questionnaire that represents that (a) the nominee is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, and (3) any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (b) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

In accordance with notices that we sent to certain stockholders, we are sending only one copy of our annual report on Form 10-K and proxy statement to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of our annual report on Form 10-K and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to our Corporate Secretary by mail to Corporate Secretary, Metals USA Holdings Corp., 2400 E. Commercial Blvd., Suite 905, Fort Lauderdale, Florida, 33308. We will promptly send additional copies of the annual report on Form 10-K and/or proxy statement upon receipt of such request. You may also contact us at the same mailing address provided above if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

SOLICITATION OF PROXIES

The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Company common stock of whom they have knowledge, and will reimburse them for their expenses in so doing; certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefore by personal interview, mail, telephone or telegraph.

OTHER MATTERS TO COME BEFORE THE MEETING

The Board of Directors is not aware of any matters which will be brought before the 2011 Annual Meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed proxy card will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 11, 2011.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/MUSA • Follow the steps outlined on the secured website.

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•    Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card
▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proposals — The Board unanimously recommends a vote FOR all nominees, FOR proposals 2 and 4 and 3 YRS for proposal 3.

1. Election of Directors:	For	Withhold
01 - Larry K. Powers	☐	☐	02 - Mark A. Slaven

	For	Against	Abstain
2. Say on Pay - An advisory vote on the approval of executive compensation.	☐	☐	☐
4. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s in dependent public accounting firm for 2011.	☐	☐	☐

For	Withhold	+
☐	☐

	1 Yr	2 Yrs	3 Yrs	Abstain
3. Say When on Pay - An advisory vote on the approval of the frequency of advisory votes on executive compensation.	☐	☐	☐	☐

Non-Voting Items Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

    Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2011 Annual Meeting Admission Ticket

2011 Annual Meeting of

Metals USA Holdings Corp.

Wednesday, May 11, 2011 at 11:00 Local Time

2400 E. Commercial Blvd., Suite 725

Fort Lauderdale, Florida 33308

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

Directions to the 2011 Metals USA Holdings Corp. Annual Meeting

2400 E. Commercial Blvd., Suite 725

Fort Lauderdale, Florida 33308

From Fort Lauderdale-Hollywood International Airport: Take US-1 North. Turn right on NE 50th Street/Commercial Blvd. Metals USA Holdings Corp.’s headquarters will be immediately on your right.

From Miami and Points South: Take FL-112 East to I-95 North. Take I-95 North for approximately 30 miles. Take Exit 32 – FL-870 E/NW 50th St./W. Commercial Blvd. After approximately 2.5 miles, Metals USA Holdings Corp.’s headquarters will be on your right.

From Points North: Take I-95 South. Take Exit 32 – FL-870 E/NW 50th St./W. Commercial Blvd. After approximately 2.5 miles, Metals USA Holdings Corp.’s headquarters will be on your right.

From Points West: Take I- 595 East. Take Exit 10A – I-95 North. Take Exit 32 – FL-870 E/NW 50th St./W. Commercial Blvd. After approximately 2.5 miles, Metals USA Holdings Corp.’s headquarters will be on your right.

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Metals USA Holdings Corp.

Notice of 2011 Annual Meeting of Stockholders

2400 E. Commercial Blvd., Suite 725

Fort Lauderdale, Florida 33308

Proxy Solicited by Board of Directors for Annual Meeting — May 11, 2011

Robert C. McPherson, III and William A. Smith, II, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Metals USA Holdings Corp. to be held on May 11, 2011 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in accordance with the directions given by the undersigned. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2 and 4 and every 3 YRS for Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)